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                                                                     EXHIBIT 2.1

                                                                  EXECUTION COPY

                           PURCHASE AND SALE AGREEMENT

      CORSICANA TO WICHITA FALLS AND KILGORE TO CORSICANA PIPELINE SYSTEMS

This Purchase and Sale Agreement (the "AGREEMENT") is made and entered into effective this ____ day of April, 2005 (the "EFFECTIVE DATE"), by and between MOBIL PIPE LINE COMPANY, a Delaware corporation ("SELLER" or "MPLCO") and SUNOCO PIPELINE L.P., a Texas limited partnership ("BUYER"). MPLCO and BUYER are hereinafter sometimes referred to individually as "PARTY" or collectively as "PARTIES":

                                   WITNESSETH

      WHEREAS, MPLCO desires to sell the real and personal property and related rights described in Section 1 below (collectively, the "ASSETS"), and BUYER wishes to purchase the Assets from MPLCO on the terms and conditions set forth below,

      NOW, THEREFORE, for the consideration hereinafter specified, MPLCO and BUYER agree as follows:

Definitions. The following terms shall have the meanings set forth below for all purposes of this Agreement:

      A. "AFFILIATE" shall mean a Party's Parent Company and its Affiliated Companies; for the purpose of this definition (a) a Party's "Parent Company" shall mean an entity or entities having a direct or indirect Controlling Interest in such party; (b) a Party's "Affiliated Companies" shall mean any and all entities in which such Party, or the Parent Company of such Party, has a direct or indirect Controlling Interest; and (c) "Controlling Interest" shall mean a legal or beneficial ownership of more than fifty percent (50%) of the voting stock or other equity or ownership interests in an entity or having the power to direct or cause the direction of the management and policies of an entity.

      B. "AUTHORIZED REPRESENTATIVE" means any employee, agent, representative, consultant, contractor, or subcontractor.

      C. "BOOKS AND RECORDS" means all non-privileged original files, records and data (excluding any legal opinions) relating to the Assets, including, but not limited to, lease, land, and title records (including abstracts of title, title opinions and title curative documents); contracts; communications to and from any Governmental Authorities; accounting records; permitting files; health, safety and environmental records; and engineering and operating records (including risk modeling data) relating to the Assets. In the event that Seller claims that a document is privileged, Seller shall notify BUYER of that fact in writing prior to Closing.

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      D.    "CLAIM" and "CLAIMS" all liability, costs (including, without limitation, any reasonable attorney fees and costs), expenses, claims, demands, fines, penalties, causes of action or other obligation of whatever nature, whether under express or implied contract, at common law or under any applicable law, rule or regulation, including without limitation applicable Environmental Laws.

      E.    "CODE" means the Internal Revenue Code of 1986, as amended.

      F. "CRACK-LIKE FEATURES" means any crack-like defect identified by the Crack Assessment Analysis that requires repair in accordance with prudent petroleum pipeline industry practices and applicable federal, state, or local laws.

      G. "CRACK ASSESSMENT ANALYSIS" means the report or reports prepared by Tuboscope regarding the integrity of the pipelines described in
            Section 1(A)(i), the entire cost of which shall be borne by MPLCO.

      H. "CRACK-LIKE FEATURES REPAIR COST" means the cost to repair the Crack-like Features to the standards prescribed by applicable federal, state, or local laws and in accordance with prudent petroleum pipeline industry practices. The amount of the Crack-like Features Repair Cost shall be determined by Buyer on the basis of the Crack Assessment Analysis following consultation with MPLCO. Such costs shall include excavation, technical analysis (on-site and/or laboratory) expense, purging costs (if required) and material costs.

      I. "DAMAGES" means any and all obligations, liabilities, damages (including, without limitation, physical damage to real or personal property or natural resources), fines, liens, penalties, deficiencies, losses, judgments, settlements, personal injuries (including, without limitation, injuries or death arising from exposure to Regulated Substances), costs and expenses (including, without limitation, environmental costs, reasonable accountants' fees, attorneys' fees, fees of engineers, health, safety, environmental and other outside consultants and investigators, and reasonable court costs, appellate costs, and bonding fees), whether based in tort, contract or any local, state or federal law, common law, statute, ordinance or regulation, whether legal or equitable, past, present or future, ascertained or unascertained, known or unknown, suspected or unsuspected, absolute or contingent, liquidated or unliquidated, choate or inchoate or otherwise.

      J. "ENVIRONMENTAL CONDITION" means the existence of Regulated Substances in or on the soil, surface water, groundwater at, on or under the Assets, or migrating from the Assets to a contiguous property or properties to the extent the levels of any such Regulated Substances exceed naturally occurring background levels in such areas.

      K.    "ENVIRONMENTAL DOCUMENTS" means all of the documents set forth in
            Schedule 7(B).

      L. "ENVIRONMENTAL LAW" or "ENVIRONMENTAL LAWS" means any and all applicable common law, statutes and regulations, of the United States, the State of Texas, and local and county areas concerning the environment, preservation or

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            reclamation of natural resources, natural resource damages, human health and safety, prevention or control of spills or pollution, or to the management (including, without limitation, generation, treatment, storage, transportation, arrangement for transport, disposal, arrangement for disposal, or other handling), Release or threatened Release of Regulated Substances, including without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601 et seq.), the Hazardous Material Transportation Authorization Act of 1994 (49 U.S.C. Section 5101 et seq.), the SoliD Waste Disposal Act (42 U.S.C. Section 6901 et seq.) (including the Resource Conservation and Recovery Act of 1976, as amended), the Clean Water Act (33 U.S.C. Section 1251 et seq.), the Oil Pollution Act of 1990 (33 U.S.C. Section 2701 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. Section 300(f) et seq.), the Emergency Planning and Right-To-Know Act of 1986 (42 U.S.C. Section 11101 et seq.), the Endangered Species Act of 1973 (16 U.S.C. Section 1531 et seq.), thE Lead-Based Paint Exposure Reduction Act (15 U.S.C.
            Section 2681 et seq.), and the National Environmental Policy Act of 1969 (42 U.S.C. Section 4321 et seq.), and all State of Texas, county and local laws of a similar nature tO federal law, and the rules and regulations promulgated thereunder, each as amended and, unless otherwise provided in this Agreement, in effect as of the Closing Date.

      M. "ENVIRONMENTAL LIABILITIES" means any Damages or Proceedings (whether incurred, existing or first occurring on, before or after the Closing Date) relating to or arising out of ownership or operation of the Assets (whether on, before or after the Closing
            Date) pursuant to any applicable Environmental Laws as in effect at any time, including without limitation: (i) any Third Party Environmental Claim; (ii) any Governmental Environmental Enforcement Action; or (iii) any obligation to conduct environmental remediation of an Environmental Condition.

      N. "ENVIRONMENTAL PERMITS" shall mean those permits, authorizations, approvals, registrations, certificates, orders, waivers, variances or other approvals and licenses issued by or required to be filed with any Governmental Authority under any applicable Environmental Law that are in the name of Seller or any of its Affiliates, related solely to the Assets, and shown on Exhibit "H".

      O. "EXXONMOBIL/ANCON POLICY" shall mean any property and/or liability insurance policies issued to MPLCO, Exxon Mobil Corporation or any of their divisions or Affiliates, including without limitation, any property and/or liability coverage policies issued to MPLCO, Exxon Mobil Corporation or any of their divisions or Affiliates by Ancon Insurance Company, Inc. ("Ancon"), a Vermont corporation, (which is Exxon Mobil Corporation's wholly-owned captive insurer), or its predecessor companies or by a locally admitted insurer which are reinsured by Ancon.

      P. "GOVERNMENTAL AUTHORITY" or "GOVERNMENTAL AUTHORITIES" means any federal, state or local governmental authority, administrative agency, regulatory body, board, commission, judicial body or other body having jurisdiction over the matter.

      Q. "GOVERNMENTAL ENVIRONMENTAL ENFORCEMENT ACTION" means any Order, settlement agreement, consent decree, directive, notice of violation, notice of

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            enforcement, letter of notice, notice of noncompliance, corrective action, or similar type of legal requirement or instrument that is issued by, entered into with, or otherwise required by a Governmental Authority with respect to an actual or alleged noncompliance or liability under applicable Environmental Laws arising out of the use or operation of the Assets.

      R. "IRS" means the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.

      S. "KNOWLEDGE" means (i) with respect to BUYER the actual knowledge of the persons set forth in Schedule 1.1(a) and (ii) with respect to Seller the actual knowledge of the persons set forth in Schedule 1.1(b).

      T. "LIEN" means any lien, mortgage, pledge, security interest or options except for Permitted Encumbrances.

      U. "OFF-SITE" means those areas contiguous to the Real Property to be conveyed under this Agreement and not considered On-Site.

      V. "OFF-SITE DISPOSAL ACTIVITIES" means any off-site transportation, storage, disposal, or treatment, or any arrangement for off-site transportation, storage, disposal, or treatment of any Regulated Substance originating from the operation of the Assets; provided however, that the term "Off-Site Disposal Activities" shall not include (i) the Off-Site portion of an Environmental Condition that has migrated from the Assets, and (ii) Environmental Conditions of waterways extending beyond the pipeline's shoreline, if any.

      W. "ON-SITE" means the Real Property, Easements and Shared Easements on which the Facilites are located.

      X. "ORDER" means any current judgment, order, settlement agreement, writ, injunction or decree of any Governmental Authority having jurisdiction over the matter and still in effect as of the Closing Date.

      Y. "PERMIT" means any license, permit, concession, franchise, authority, consent or approval granted by any Governmental Authority, including without limitation Environmental Permits.

      Z. "PERMITTED ENCUMBRANCES" means those agreements and reservations noted as exceptions to title as set forth on Exhibit A-2.

      Z. "PROCEEDINGS" means any actions, causes of action, written demands, written Claims, suits, investigations, and any appeals.

      AA. "REGULATED SUBSTANCE" means any (a) chemical, substance, material, or waste that is designated, classified, or regulated as "industrial waste," "hazardous waste," "hazardous material," "hazardous substance," "toxic substance," or words of similar import, under any applicable Environmental Law; (b) petroleum, petroleum hydrocarbons, petroleum products, petroleum substances, crude oil, and components, fractions, derivatives, or by-products thereof; (c) asbestos or

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            asbestos-containing material (regardless of whether in a friable or non-friable condition), or polychlorinated biphenyls; and (d) substance that, whether by its nature or its use, is subject to regulation under any applicable Environmental Law in effect at that time or which could be the subject of a Governmental Environmental Enforcement Action.

      BB. "RELEASE" shall have the meaning specified in CERCLA; provided, however, that, to the extent the Environmental Laws in effect at any time after the Closing Date establish a meaning for "Release" that is broader than that specified in CERCLA, such broader meaning shall apply to any "Release" occurring after Closing.

      CC. "TAX" means any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees' income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Authority or payable under any tax-sharing agreement or any other contract.

      DD. "THIRD PARTY" means any individual or legal business entity other than: (i) a Party; (ii) a Party's Affiliates; (iii) a Party's Authorized Representatives; (iv) employees, officers, directors, agents and representatives and all successors of a Party and its Affiliates; and, (v) a Party's permitted assigns.

      EE. "THIRD PARTY ENVIRONMENTAL CLAIM" means a Proceeding by any Third Party alleging Damages relating to or arising out of a Release of, exposure to, or Off-Site migration of, a Regulated Substance (including, without limitation, Damages for Proceedings arising under applicable Environmental Laws in connection with Damages for environmental investigation and/or remediation undertaken by a Third Party at its property).

      FF. "TRANSITION SERVICES AGREEMENT" means the Transition Services Agreement, dated as of the Closing Date, substantially in the form of Exhibit J.

      GG.   "TUBOSCOPE" means Tuboscope Pipeline Services.

1. Purchase and Sale. Subject to the terms and conditions of this Agreement, MPLCO agrees to sell and BUYER agrees to buy all of MPLCO's right, title and interest in the following:

      (A) The MPLCO Corsicana to Wichita Falls crude pipeline system consisting of approximately 187 miles of 16-inch mainline pipe, and originating in Corsicana, Texas and having delivery points in Ringgold, Texas and Wichita Falls, Texas, collectively described as the "16 inch System" and more specifically described as follows:

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            (i)   The Corsicana to Ringgold pipeline segment consisting of
                  approximately 154 miles of 16-inch diameter pipe extending from Corsicana Station in Corsicana, Texas to Ringgold Station in Ringgold, Texas; and

            (ii) The Ringgold to Wichita Falls pipeline segment consisting of approximately 33 miles of 16-inch diameter pipe extending from MPLCO's Ringgold Station to Wichita Falls, Texas; and

            (iii) Corsicana Station which includes 26 storage tanks, pumps, meters, and other appurtenances in Corsicana, Texas; and

            (iv) Ringgold Station which includes 4 storage tanks, pumps, meters and other appurtenances in Ringgold, Texas; and

            (v)   The following Booster stations associated with the 16 inch
                  System: Midlothian, Keller and Alvord.

      (B) The idled MPLCO Kilgore to Corsicana pipeline system consisting of approximately 104 miles of 12-inch mainline pipe, and originating in Kilgore, Texas and having a delivery point in Corsicana, Texas and, having injection systems at Fisher and Frankston, collectively described as the "12 inch System" and more specifically described as follows:

            (i) The Kilgore to Corsicana pipeline segment consisting of approximately 104 miles of 12-inch diameter pipe extending from Kilgore Station in Kilgore, Texas to Corsicana Station in Corsicana, Texas ; and

            (ii) The Hawkins Creek line connecting Fisher Station to Kilgore Station consisting of approximately 8 miles of 8-inch pipe; and

            (iii) The Frankston Gathering System consisting of approximately
                  11.5 miles of 6 and 8-inch diameter pipe extending from Hunt Cen. Battery #15 to the Kilgore to Corsicana segment at Brownsboro Station; and

            (iv) A pipeline segment connecting MPLCO's Kilgore Station to Black Hill's Kilgore Station consisting of approximately 1 mile of 4-inch pipe; and

            (v) Kilgore Station which includes 3 storage tanks, pumps, meters, and other appurtenances in Kilgore, Texas; and

            (vi)  The following Booster station associated with the 12 inch
                  System: Brownsboro.

            All of the assets as listed in sections 1(A) and 1(B) above as more particularly described in Exhibit A-1 hereto and made a part hereof are referred to herein as the "FACILITIES".

      (C) Subject to the Permitted Encumbrances, including those granted to MPLCO prior to the date of this Agreement, all of (i) MPLCO's real property related to the Assets and owned in fee, listed in Exhibit A-2 hereto and (ii) the buildings and

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            improvements located on such real property. The real property, buildings and improvements listed in the preceding sentence are referred to herein as the "REAL PROPERTY", and all of which shall be conveyed to BUYER pursuant to one or more Special Warranty Deeds in the form of Exhbit T hereto. Commencing with the Closing, Buyer shall lease back to MPLCO the buildings and improvements listed in Exhibit A-3 pursuant to a Ground Lease in the form of Exhibit A-4 hereto.

      (D) All of MPLCO's rights in, to and under the easements, and/or right of way agreements, and to the extent assignable, those land-use and water crossing licenses or permits and governmental authorizations relating to the Facilities, listed in Exhibit B hereto (collectively the "EASEMENTS"). At Closing, MPLCO shall execute and deliver to Buyer Assignments in the form of Exhibit G hereto.

      (E) A partial assignment of MPLCO's rights in, to and under the easements, and/or right of way agreements, and to the extent assignable, those land-use and water crossing licenses or permits and governmenal authorizations relating to the Facilities listed in Exhibit B-1 hereto (collectively the "SHARED EASEMENTS"). The rights being assigned to Buyer shall consist of all of MPLCO's rights in, to and under the Shared Easements, as they pertain to the 16-inch pipeline and related facilities currently installed on the Shared Easements, except for MPLCO's right, if any, to install additional pipelines on the Shared Easements. MPLCO retains all right, title and interest in, to and under the Shared Easements with regard to the pipelines installed on the Shared Easements, but not included in the purchase and sale that is the subject of this Agreement. Buyer acknowledges and agrees that, in the future, MPLCO may transfer the remainder of its retained rights in, to and under the Shared Easements to a third party, but subject in all such cases to the rights of Buyer and its successors and assigns in, to and under the Shared Easements. At Closing, MPLCO shall execute and deliver one or more Assignments in the form of Exhibit G-1, and MPLCO and Buyer shall execute and deliver an Easement Sharing Agreement in the form of Exhibit "P".

      (F) MPLCO's right-of-way files and United States and Texas Departments of Transportation files pertaining to the Easements and the Facilities, subject to MPLCO's right to retain copies of records, files and other data deemed necessary or required for MPLCO's compliance with applicable regulations or which pertain to MPLCO facilities not included in the Assets.

      (G) Copies of MPLCO's right-of-way files and United States and Texas Departments of Transportation files pertaining to the Shared Easements.

      (H)   The Books and Records.

      (I)   To the extent assignable, those contracts described in Schedule
            1(G).

      (J) All spare parts (including, without limitation, pipe, elements, seals and bearings) relating to the Assets, a true and correct list of which is set forth in Schedule 1 (H).

      (K) The proceeds from the sale of that portion of the Ringgold Station subject to the surface lease between Seller and Valero Logistics Operations, L.P. ("Valero"), as

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            successor-in-interest to TPI Pipeline Corporation, effective July 1,
            2000, recorded in Volume 184, Page 612 and Volume 185, Page 597,
            Deed records, if Valero exercises its option to purchase the leased premises as provided under the terms of such surface lease prior to the Closing hereunder.

2.    Exclusions.

      (A) Except as specifically provided in Section 1 or Exhibit "A-1", the Assets do not include any vehicles, boats, tools, warehouse stock, equipment or materials temporarily located on the property where any of the Assets are located or any inventory, equipment, materials, pipelines, fixtures or interests owned by any person or entity other than MPLCO.

      (B)   The Assets do not include the following:

            (i) any furniture, equipment and other personal property located in any of the buildings and other improvements included among the Real Property identified in Exhibit A-3; and

            (ii) Those mainline pumps and motors and related equipment that are dedicated to MPLCO's 20" crude systems that originate and terminate at Corsicana Station.

      (C) This Agreement does not license or authorize BUYER to use or display the "Mobil" name or any trademark owned by MPLCO, Exxon Mobil Corporation, or any of their Affiliates and BUYER shall, at its expense, remove (or, with respect to pipeline markers, cover) all signs and markings at or on the Assets which indicate that they were ever owned or operated by MPLCO, Exxon Mobil Corporation or any of their Affiliates and return any removed signs to MPLCO. BUYER shall remove (or, with respect to pipeline markers, cover) all signs and markings located at or on the Assets within sixty (60) days after Closing (as defined in Section 15).

      (D) The Assets do not include any interest in any insurance or bonds maintained by or on behalf of MPLCO or Exxon Mobil Corporation, or any of their divisions or Affiliates. No claims regarding any matter whatsoever, whether or not arising from events occurring prior to Closing, shall be made by BUYER, its successors or assigns, against or with respect to any insurance policy covering the assets or operations of MPLCO, any other ExxonMobil entity insurance policy or ExxonMobil/Ancon Policy regardless of their date of issuance. Accordingly, BUYER, individually and on behalf of its successors and assigns, does hereby disclaim any right or interest under any insurance policy covering the assets or operations of MPLCO, any other ExxonMobil entity insurance policies or such ExxonMobil/Ancon Policies generally and specifically with regard to the Assets or any claims associated with the Assets. Nothing in this Section 2(D) shall limit Seller's obligations set forth in Section 14 hereof.

      (E) Rectifiers Nos. 3T-1 and 3T-2, which are located within the Shared Easements between Corsicana, Texas and Iatan, Texas at Milepost
            333.3 and 332.2, respectively (the "Rectifiers"); provided, however, that in the event MPLCO assigns to Buyer the relevant portion of the Facilities Sharing Agreement dated April 1,

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            2004, by and among MPLCO, ExxonMobil Pipeline Company and Dreyfus
            Pipeline L.P. at Closing, the Rectifiers shall be included in the Facilities transferred to Buyer hereunder, without additional consideration to MPLCO

3.    Purchase Price.

      (A) The "PURCHASE PRICE" (hereby defined) to be paid for the Assets shall be ONE HUNDRED MILLION AND NO/100 U.S. DOLLARS ($100,000,000.00) cash or other immediately available funds in MPLCO's account. As evidence of good faith, BUYER has deposited or will deposit with MPLCO on the Effective Date (i) the amount of FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($500,000) (the "EARNEST MONEY"), and (ii) the amount of FIVE HUNDRED AND NO/100 DOLLARS ($500.00) (the "INDEPENDENT CONSIDERATION"). The Independent Consideration shall be in addition to and independent of any other consideration provided under this Agreement, shall be non-refundable and shall be retained by MPLCO under all circumstances. The parties acknowledge the sufficiency of the Independent Consideration to support this Agreement. The Earnest Money, exclusive of any interest (which MPLCO shall retain for its own account), will be applied to the Purchase Price at Closing. Except as specifically provided otherwise in this Agreement, the Earnest Money shall be non-refundable.

      (B) MPLCO and BUYER shall, within ninety (90) days after the Closing Date, agree to an allocation of the Purchase Price among the Assets in accordance with Section 1060 of the Code. After the Closing, the parties shall make consistent use of the above allocation for all Tax purposes and in all filings, declarations and reports with the IRS in respect thereof, including the reports required to be filed under Section 1060 of the Code. BUYER shall prepare and deliver IRS Form 8594 to MPLCO within ninety (90) days after the Closing Date to be filed with the IRS. In any proceeding related to the determination of any Tax, neither BUYER nor MPLCO shall contend or represent that such allocation is not a correct allocation.

4. MPLCO's Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF MPLCO EXPRESSLY SET FORTH IN THIS SECTION 4, MPLCO WILL SELL THE ASSETS TO BUYER ON AN AS-IS, WHERE-IS AND WITH ALL FAULTS BASIS. MPLCO MAKES NO REPRESENTATIONS OR EXPRESS OR IMPLIED WARRANTIES WITH RESPECT TO THE ASSETS. MPLCO MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY FILES, RECORDS, DATA, INFORMATION, OR MATERIALS HERETOFORE OR HEREAFTER FURNISHED BUYER IN CONNECTION WITH THE ASSETS AND ANY RELIANCE ON OR USE OF THE SAME SHALL BE AT BUYER'S SOLE RISK. BUYER EXPRESSLY WAIVES THE PROVISIONS OF CHAPTER XVII, SUBCHAPTER E, SECTIONS 17.41 THROUGH 17.63, INCLUSIVE (OTHER THAN
      SECTION 17.555, WHICH IS NOT WAIVED), VERNON'S TEXAS CODE ANNOTATED, BUSINESS AND COMMERCE CODE (THE "DECEPTIVE TRADE PRACTICES - CONSUMER PROTECTION ACT" AS WELL AS THE PROVISIONS OF ANY SIMILAR LAW OF ANY OTHER STATE HAVING JURISDICTION OVER ANY PARTY HERETO OR THE ASSETS). MPLCO represents and warrants on the date hereof that:

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      (A)   MPLCO is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to carry on its business in Texas and if the Assets are not located in Texas, the state in which the Assets are located.

      (B) MPLCO has the corporate power and authority to execute and deliver this Agreement and each agreement and instrument to be delivered by MPLCO pursuant hereto, and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement and each agreement and instrument to be delivered pursuant hereto by MPLCO, and the consummation of the transactions provided for hereby have been duly authorized and approved by all requisite corporate action of MPLCO and no other corporate act or proceeding on the part of MPLCO or its shareholders is necessary to authorize the execution, delivery or performance of this Agreement, this Agreement has been duly executed and delivered by MPLCO and this Agreement is a legal, valid, binding and enforceable obligation of MPLCO, except as may be limited by bankruptcy or other laws of such general application affecting creditors' rights generally.

      (C) No consent, approval, or notices of or to any other person ("CONSENT") is required with respect to MPLCO in connection with the execution, delivery or enforceability of this Agreement or the consummation of the transactions provided for hereby other than (i) those for which any adverse consequences arising out of the failure to obtain such Consent or to make such filing are immaterial, individually and in the aggregate, to the Assets, (ii) those required for the transfer of the Easements and the Shared Easements, if any, and (iii) filings made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

      (D) MPLCO has not incurred any obligation or liability, contingent or otherwise, for brokers' or finders' fees in connection with the transactions contemplated by this Agreement for which BUYER shall have any responsibility or liability. MPLCO agrees to pay and to indemnify fully, hold harmless and defend BUYER and its Affiliates from and against, and pay, any claims by any person alleging a right to a broker's or finder's fee based upon any actions of MPLCO or its Affiliates in connection with these transactions.

      (E) Except for the Easements and Shared Easements, Seller has, and at Closing will have, good and valid title to the Assets, free and clear of all Liens of any kind.

      (F) Neither the execution and delivery of this Agreement nor the consummation of the transactions and performance of the terms and conditions hereof by MPLCO will (i) result in a violation or breach of or default under any provision of the Certificate of Incorporation, By-laws or other similar governing document of MPLCO,
            (ii) not violate any agreement, contract, indenture or other instrument to which MPLCO is a party, it being understood that MPLCO makes no representation with respect to the Easements or Shared Easements; or (iii) violate any Law applicable to MPLCO or any of its properties.

      (G) For all taxes that are due and payable on or before the Closing, MPLCO has paid, or prior to the Closing will pay, all Taxes arising from or related to the Assets

            (except amounts being diligently contested in good faith by appropriate Proceedings and disclosed in Schedule 4(G) for all taxable years or taxable periods prior to the Closing (including portions of taxable years or periods with respect to which taxes are due and payable on or before the Closing).

      (H) Except as disclosed in Schedule 4(H), MPLCO has not received notice from any Governmental Authority of any alleged actual or potential non-compliance with the terms and conditions of any Permits relating to any portion of the Assets.

      (I) Except for the exclusions set forth in Section 2 hereof, the Assets constitute all of the properties and assets necessary for the operation of the Facilities as they are currently used and operated, it being understood that MPLCO makes no representation or warranty with respect to the Easements or the Shared Easements.

      (J) Except as set forth in Schedule 4(J), (1) there is no Proceeding affecting the Assets or MPLCO's ownership or operation thereof on the date hereof that is pending or, to MPLCO's Knowledge, threatened, and that, if adversely determined, would impair or prohibit the consummation of the transaction contemplated hereby or would result in a Material Defect and (2) there are no material Orders, writs, judgments, stipulations, injunctions, decrees, determinations, awards or other decisions of any Governmental Authority, or any arbitrator or mediator, outstanding against MPLCO pertaining to any portion of the Assets.

      (K) Exhibit "I" includes or references all material information, to MPLCO's Knowledge, relating to, affecting or concerning any Environmental Condition or status of the Assets as of the Closing Date.

      (L) MPLCO has diligently reviewed, or caused to be reviewed, the relevant files and records relating to the pipelines described in
            Section 1(B)(ii) & (iii), and any Environmental Condition disclosed in such files and records is listed on Exhibit "I", whether or not considered material by MPLCO.

5. BUYER's Representations and Warranties. BUYER represents and warrants on the date hereof that:

      (A) BUYER IS ACQUIRING THE ASSETS FOR ITS OWN BENEFIT AND ACCOUNT AND NOT WITH THE INTENT OF DISTRIBUTING FRACTIONAL UNDIVIDED INTERESTS THEREOF SUCH AS WOULD BE SUBJECT TO REGULATION BY FEDERAL OR STATE SECURITIES LAWS.

      (B) BY REASON OF BUYER'S KNOWLEDGE AND EXPERIENCE IN THE EVALUATION, ACQUISITION, AND OPERATION OF SIMILAR PROPERTIES, BUYER HAS EVALUATED THE MERITS AND RISKS OF PURCHASING THE ASSETS AND HAS FORMED AN OPINION BASED SOLELY UPON BUYER'S KNOWLEDGE AND EXPERIENCE AND NOT UPON ANY REPRESENTATIONS OR WARRANTIES BY MPLCO (OTHER THAN AS EXPRESSLY SET FORTH IN

            THIS AGREEMENT) WITH RESPECT TO THE ASSETS OR AS TO THE ACCURACY OR COMPLETENESS OF ANY FILES, RECORDS, DATA, INFORMATION, OR MATERIALS HERETOFORE OR HEREAFTER FURNISHED TO BUYER IN CONNECTION WITH THE ASSETS, AND ANY RELIANCE ON OR USE OF THE SAME HAS BEEN AND WILL BE AT BUYER'S SOLE RISK.

      (C) BUYER HAS MADE ALL INVESTIGATION NECESSARY TO DETERMINE THE ENVIRONMENTAL AND PHYSICAL CONDITION OF THE FACILITIES AND THE PREMISES COVERED BY THE EASEMENTS AND THE SHARED EASEMENTS, AND ALL OTHER INVESTIGATION NECESSARY TO PURCHASE THE ASSETS.

      (D) BUYER is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Texas, and is duly qualified to conduct business in Texas or if the Assets are not located in Texas, the state in which the Assets are located.

      (E) BUYER has the requisite limited partnership power and authority to execute and deliver this Agreement and each agreement and instrument to be delivered by BUYER pursuant hereto, and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement and each agreement and instrument to be delivered pursuant hereto by BUYER and the consummation of the transactions provided for hereby have been duly authorized and approved by all requisite limited partnership action of BUYER and no other act or proceeding on the part of BUYER or its Affiliates or partners is necessary to authorize the execution, delivery or performance of this Agreement, this Agreement has been duly executed and delivered by BUYER and this Agreement is a legal, valid, binding and enforceable obligation of BUYER, except as may be limited by bankruptcy or other laws of such general application affecting creditor's rights generally.

      (F) No Consent or filing is required with respect to BUYER or any of its Affiliates in connection with the execution, delivery or enforceability of this Agreement or the consummation of the transactions provided for hereby, other than (i) those for which any adverse consequences arising out of the failure to obtain such Consent are immaterial, individually and in the aggregate, to the purchase and sale of the Assets, and (ii) filings made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

      (G) The execution and delivery of this Agreement and the consummation of the transactions provided for hereby does not violate any other agreement, contract, or instrument to which BUYER is subject or is a party.

      (H) No action, suit, proceeding or claim is pending, or to BUYER's knowledge threatened against BUYER seeking to restrain or prohibit this Agreement or the transactions contemplated hereby, or to obtain damages, a discovery order or other relief in connection with this Agreement or the transactions contemplated hereby.

      (I) BUYER has not incurred any obligation or liability, contingent or otherwise, for brokers' or finders' fees in connection with the transactions contemplated by this Agreement for which MPLCO shall have any responsibility or liability. BUYER agrees to pay and to indemnify fully, hold harmless and defend MPLCO and its Affiliates from and against, and pay, any claims by any person alleging a right to a broker's or finder's fee based upon any actions of BUYER or its Affiliates in connection with these transactions.

      (J) BUYER has no Knowledge prior to the Closing of any facts or circumstances which would serve as the basis for a claim by BUYER against MPLCO based upon a breach of any representation or warranty of MPLCO in this Agreement. BUYER will be deemed to have waived in full any breach of MPLCO's representations and warranties of which BUYER has Knowledge at Closing.

6.    Operational Review Period; Crack-like Features.

      (A) BUYER shall have a time period which shall end on the later of (i) the expiration of sixty (60) days following the date of this Agreement and (ii) fifteen days following the delivery by MPLCO to BUYER of the Crack-like Assessment Analysis (defined below), to conduct or have conducted, at its own risk and expense and to BUYER's satisfaction, an assessment of the Assets consisting of (a) Easements, Shared Easements, permits, licenses or other matters related to title of the Assets; (b) operational files, including available historical files regarding maintenance and regulatory required inspections, if any, for the Assets; and (c) financial data associated specifically with the Assets. BUYER acknowledges that MPLCO makes no representations or warranties, express or implied, with regard to the accuracy or completeness of any files or other records reviewed. The activities covered by this paragraph are collectively called the "OPERATIONAL ASSESSMENT". MPLCO agrees to make such personnel who shall have knowledge of the Assets and their operation reasonably accessible to BUYER during the Operational Assessment for the purpose of answering questions BUYER may have.

      (B) As promptly as practicable following its receipt thereof, MPLCO shall deliver a copy of the Crack-like Assessment Analysis to Buyer. If (i) subject to the final sentence of this Section 6(B), within 180 days after the Closing Buyer shall notify MPLCO of its election to repair the Crack-like Features, (ii) such repairs are completed within 24 months after the Closing, and (ii) the Crack-like Features Repair Cost shall exceed $500,000.00, MPLCO shall pay or reimburse Buyer for such portion of the Crack-like Features Repair Cost as shall exceed $500,000; provided that in no event shall MPLCO have any obligation to pay more than $1,000,000.00 under this Section 6(B). Buyer shall be solely responsible for the repair of the Crack-like Features, although it shall discuss its plans for such repair with MPLCO in reasonable detail and shall consider in good faith any suggestions that MPLCO may make. Any payments to be made by MPLCO to Buyer under this Section 6(B) shall be made to Buyer promptly upon demand following Buyer's providing MPLCO with such information as shall reasonably support the amounts being demanded by Buyer. If within three months following the date of the Crack-like Assessment Analysis Buyer shall notify MPLCO that it has reason to believe that the Linalog and associated tools and equipment used in performing the services that formed the basis of the Crack-like Assessment Analysis were defective or deficient, or had not been properly used or operated by Tuboscope, so as to yield data accurate to the extent possible within the environment and conditions of their use, MPLCO shall require that Tuboscope perform a reinspection at no cost to Buyer so as to confirm or correct the results described in the Crack-like Assessment Analysis. In the case of any such reinspection, the 180 day period referred to in clause (i) of this
            Section 6(B) shall be extended to 180 days following the delivery to Buyer of the results of such reinspection.

7.    Environmental Review Period.

      (A) BUYER acknowledges that prior to signing this Agreement, BUYER was given the opportunity and waived such opportunity to conduct, or BUYER conducted or had conducted on its behalf, at its own risk and expense and to BUYER's satisfaction, an environmental assessment of the Assets consisting of (i) a non-intrusive surface inspection of the Assets, and (ii) an inspection of Seller's available historical files for information, if any, covering any environmental issues, including but not limited to, spills or disposal of crude oil, petroleum, petroleum products or hazardous substances, underground injection or solid waste disposal on the real property on which the Assets are located. In the event that BUYER determines that additional assessments or inspections in addition to (i) above are necessary, BUYER shall submit an inspection plan to Seller which details the locations, methods and other information pertaining to the desired inspection for Seller's approval. Such approval shall not be unreasonably withheld. BUYER acknowledges that Seller makes no representations or warranties, express or implied, with regard to the accuracy or completeness of any files or other records reviewed. The activities covered by this paragraph are collectively called the "ENVIRONMENTAL ASSESSMENT".

      (B) BUYER and its Authorized Representatives have reviewed the Environmental Documents, which include results of all tests conducted by BUYER and its Authorized Representatives under Section 7A, if any.

      (C) Seller's Retained Environmental Liabilities. Seller shall retain and be solely responsible only for Environmental Liabilities in connection with Off-Site Disposal Activities prior to the Closing Date ("RETAINED ENVIRONMENTAL LIABILITY").

      (D) BUYER's Assumed Environmental Liabilities. Except for the Retained Environmental Liability, from and after the Closing Date, BUYER shall assume and, as between BUYER and Seller, be solely responsible for all Environmental Liabilities relating to or arising out of the Assets, whether existing or asserted before, on or after the Closing Date, whether known or unknown, whether based on past, present or future conditions or events, but excluding any of the foregoing resulting from MPLCO's use of the easement granted to it by Buyer across the Real Property (the "Assumed Environmental Liabilities"). Except where BUYER has obtained Seller's written consent (which consent shall not be unreasonably withheld, conditioned or delayed), BUYER's obligations under this Section 7 shall not terminate upon the lease, sale, or other transfer of the Assets or any portion of the Assets regardless of any assumption of such obligations by a subsequent lessee, purchaser, or other transferee.

      (E) Seller's Environmental Indemnity. For purposes of this Section 7(E), where BUYER is the indemnified party, the term "BUYER" shall include BUYER and its Affiliates and the directors, officers, and employees and all successors and assigns of the foregoing. Seller agrees to indemnify, hold harmless and defend BUYER from and against any Damages and Proceedings asserted against or incurred by BUYER relating to or arising out of the Retained Environmental Liabilities. The foregoing indemnity obligations of Seller shall not be affected by any negligence or other action or inaction of Buyer from and after the Closing.

      (F) BUYER's Environmental Indemnity. For purposes of this Section 7(F), where Seller is the indemnified party, the term "Seller" shall include Seller and its Affiliates and the directors, officers and employees, and all successors and assigns of the foregoing. From and after the Closing Date, except, for all purposes of this Section 7(F), for the Retained Environmental Liability, BUYER shall indemnify, hold harmless and defend Seller from and against any Damages and Proceedings asserted against or incurred by Seller relating to the Assumed Environmental Liabilities, including but not limited to:

            (i)    Any Environmental Liabilities, whether On-Site or Off-Site;

            (ii) Any Release of any Regulated Substance related to operations of the Assets occurring prior to, on or after the Closing Date;

            (iii) Any residual Environmental Condition remaining at the Assets or any areas Off-Site on or after the Closing Date;

            (iv) Any Third Party Environmental Claim made by a Third Party on or after the Closing Date;

            (v) Any Governmental Environmental Enforcement Action that is taken against BUYER or Seller for events or conditions that occurred prior to, on or after the Closing Date;

            (vi) Any Off-Site Disposal Activities resulting from the ownership or operation of the Assets on or after the Closing Date;

            (vii) Any liability for On-Site or Off-Site Environmental Conditions resulting from the ownership or operation of the Assets prior to, on or after the Closing Date;

            (viii) Exacerbation of any Environmental Condition (whether resulting in On-Site or Off-Site impacts) by BUYER or its Authorized Representatives (which for purposes of this Section 7(E) shall include its tenants, customers, invitees, licensees, or any users of the Assets (except Seller)); and

            (ix) Failure to comply with any Permit or Order, including transferred or assigned Environmental Permits or Orders identified on Exhibit H and Schedules 4(H) and 4(J), by BUYER or its Authorized Representatives.

      (G) BUYER's Release of Seller for Environmental Liabilities. Except as expressly set forth in this Agreement, BUYER, in consideration of the negotiated amount of the Purchase Price, hereby unconditionally, completely and forever releases and discharges Seller, its Affiliates, and employees, officers, directors, agents and representatives and all successors and assigns of the foregoing, from all Environmental Liabilities except Seller's Retained Environmental Liability, including but not limited to the following:

            (i) Any Governmental Environmental Enforcement Action taken against BUYER and attributable to any failure by Seller to own or operate the Assets prior to the Closing Date in compliance with applicable Environmental Laws;

            (ii) Any Third Party Environmental Claim with respect to the Assets resulting from any Release occurring prior to the Closing Date and caused by Seller's ownership or operation of the Assets; and

            (iii) Any obligation by Seller to remediate or ensure the
                  remediation of any Environmental Condition.

            BUYER shall deliver to Seller on the Closing Date the release in the form of Exhibit "K" hereto.

      (H) Seller's Access to the Assets. Upon request by Seller in connection with any written request or demand from any Governmental Authority in respect of the Assets, BUYER shall, at no cost to Seller, permit Seller, its Affiliates, and its Authorized Representatives reasonable access to the Assets. Seller, its Affiliates or Authorized Representatives shall provide forty-eight (48) hours' written notice to BUYER for any routine access by Seller or its Affiliates or Authorized Representatives. Seller will provide thirty
            (30) days' written notice to BUYER for any access that Seller believes may result in a material impact to BUYER's operations. Seller will make reasonable efforts to minimize impacts on BUYER's operations. The BUYER's obligations will be set forth in any Special Warranty Deed or other instrument of conveyance, conveying any Real Property to be conveyed under this agreement and will under this
            Section 7 be a covenant running with the land and will bind the successors and assigns of BUYER. Upon written request by Seller, in connection with any request to Seller from any Governmental Authority, BUYER shall provide Seller copies of all reports, correspondence, notices and communications sent or received from Governmental Authorities regarding the Environmental Condition of the Assets or any remediation and/or investigation at the Assets or other copies of all reports, correspondence, notices and communications sent to or received from third parties concerning conditions that would obligate Seller (financially or otherwise); provided, however, that BUYER shall not be under any obligation to disclose reports, correspondence, notices or other communications to the extent any of the foregoing is protected by privilege or to the extent BUYER is otherwise prevented by applicable law from providing such materials to Seller.

      (I)   Environmental Issues.

            (i) BUYER acknowledges that there may have been spills of wastes, crude oil, petroleum products, produced water, or other materials in the past at or on the Assets or in connection with their operation, and tank bottoms or other wastes may have been placed at, on or under the Assets. In addition, the Assets may contain asbestos in piping coating, undisplaced crude oil, coats of lead-based paints, PCB's in transformers, mercury in electrical switches, Naturally Occurring Radioactive Material (NORM), and other materials, substances and contaminants. Except to the extent it may constitute a Seller's Retained Environmental Liability under Section 7(C), BUYER assumes all liability for or in connection with the assessment, remediation, removal, transportation, and disposal of any such materials and associated activities in accordance with all relevant rules, regulations, and requirements of governmental agencies.

            (ii) As part of the consideration for the sale of the Assets, BUYER for itself, its successors and permitted assigns, covenants and agrees that neither the Real Property, nor any part thereof shall at any time be used for any of the following specifically listed facilities or uses, or any similar facility or use: residential, child care, nursery school, preschool, or any other educational facility, place of worship, playground, hotel, motel, inn, bed and breakfast or rooming house, nursing home, rehabilitation center, hospital or community center and that the installation of any water wells for drinking or irrigation purposes along with the construction of basements is prohibited; that these covenants and agreements shall survive the Closing; that these covenants and agreements are to run with the Real Property; that these restrictive measures will be inserted in the Special Warranty Deed to be delivered at the Closing and that similar restrictive covenants shall be inserted in any deed, lease or other instrument conveying or demising the Real Property or any part thereof. Furthermore, BUYER for itself, its successors and permitted assigns agrees to execute any documents legally required by any Governmental Authority having jurisdiction over the Assets that are consistent with the above use restrictions.

            (iii) If Closing does not occur within the time required by this
                  Agreement, or upon earlier termination of this Agreement, upon Seller's request, BUYER shall promptly deliver to Seller or destroy all originals and copies (whether written or electronic) that are in BUYER's or its Authorized Representatives' possession of the information, reports, or materials including specifically those concerning the environmental or other condition of the Assets together with all information, reports, or material furnished to BUYER by Seller, and BUYER shall promptly cause third parties to whom Buyer provided documents to destroy or deliver to Seller such materials that are in their possession. Should BUYER elect to destroy rather than return any information, reports, or materials covered by this Section 7(I)(iii), BUYER shall promptly deliver to SELLER a certificate, signed by an officer of BUYER, certifying such destruction.

            (iv) BUYER and Seller shall cooperate with each other in all reasonable respects as to the transfer or assignment of the Environmental Permits or Orders that can be transferred or assigned under applicable Environmental Laws and the making of any filings or notifications or obtaining any authorizations required under applicable Environmental Laws in connection with the transfer of the Assets to BUYER. Seller shall, if applicable, assist BUYER in the transfer or assignment of any Environmental Permits or Orders. BUYER, however, shall be solely responsible for all subsequent communications and filings needed to follow through and complete the timely transfer or assignment of such Environmental Permits or Orders. With respect to any Environmental Permits or Orders issued under applicable Environmental Laws prior to the Closing Date that are transferred to BUYER, Seller, within thirty (30) calendar days after the Closing Date shall submit a letter to each applicable Governmental Authority acknowledging that BUYER is assuming the obligations of Seller under such Permit or Order.

            (v) As between BUYER and Seller, BUYER shall be responsible for all filing costs and administrative expenses associated with such transfer or assignment of any Environmental Permits or Orders pursuant to this Agreement and for all costs and expenses relating to or arising out of any change in terms or conditions of such Environmental Permits or Orders resulting from any transfer, assignment or re-issuance of such Environmental Permits or Orders to BUYER, except for any such costs and expenses related to or arising out of Seller's non-compliance with such Environmental Permits or Orders. With respect to those Environmental Permits or Orders that cannot be transferred or assigned under applicable Environmental Laws, BUYER will use reasonable efforts at BUYER's cost and expense to obtain new permits or orders.

8. Right of Entry. BUYER agrees that the provisions of this Section shall apply to any and all access to the Assets or other MPLCO property in connection with this Agreement, whether such access occurred before or will occur after the execution of this Agreement. MPLCO will, to the extent it has the legal right to do so, provide BUYER (or its Authorized Representative) with reasonable access to the Assets to conduct the Operational Assessment. BUYER and/or its Authorized Representative shall comply with prudent safety and industrial hygiene procedures, including without limitation, the Safety Requirements set forth in Exhibit "C" attached hereto, and shall review such procedures with MPLCO prior to commencement of the Assessment. BUYER, its employees, agents and/or contractors shall comply with the Drug and Alcohol Prohibitions and Requirements set forth in Exhibit "D" attached hereto, while present on the Assets or other MPLCO property. BUYER shall submit schedules to MPLCO which show when BUYER plans to enter the Assets or other MPLCO property. Said schedules shall be in sufficient detail to allow MPLCO to determine in advance the approximate number of employees, contractors, subcontractors and equipment that BUYER will have on the sites where the Assets are located at any time, and shall be provided to MPLCO sufficiently in advance of the date or dates of entry to enable MPLCO to arrange to have an inspector(s) present at the site(s). BUYER shall not enter the real property on which the Assets are located without the presence of an MPLCO employee or MPLCO contractor. It is understood that there are risks associated with entry onto the Assets, and BUYER assumes responsibility for the safety of personnel and property of both BUYER and BUYER's contractors. BUYER agrees to inspect the Assets for safety purposes prior to such entry and to exercise precautions and conduct all actions in a way that will, in so far as reasonably possible, assure the safety of persons and property.

9. Review of Title. Before the conclusion of the Operational Assessment period, BUYER will have conducted a review of the Easements and Shared Easements, including permits and licenses, made available by MPLCO to determine whether MPLCO has good title to the Easements and Shared Easements and whether any consents or approvals are required for assignment of the Easements, Shared Easements, and/or permits and licenses. If consents or approvals are required for assignment of any Easement or Shared Easement, MPLCO shall, prior to, and if necessary following, Closing, use commercially reasonable efforts to obtain such consents and/or approvals, provided that (i) MPLCO shall not be required to incur any expense beyond MPLCO's usual overhead expense, (ii) BUYER shall cooperate, but shall not be required to pay any amounts in addition to the Purchase Price, in obtaining any such consents and or approvals and
      (iii) BUYER shall execute any reasonable documentation requested by the parties whose consent or approval may be required.

10. Confidentiality. The Confidentiality Agreement executed by and between MPLCO and BUYER, dated August 31, 2004, a copy of which is attached hereto as Exhibit "E" is hereby incorporated into this Agreement and shall from and after the date hereof and following Closing be deemed to apply not only to the Evaluative Information described therein but also to any other information obtained from MPLCO in connection with or as part of the Assets.

11. Records. BUYER shall not destroy or otherwise dispose of any records, files and other data acquired hereunder for a period of three (3) years following Closing (except as to tax records, for which the period shall be the applicable statute of limitations) except upon thirty (30) days prior written notice to MPLCO. During such periods, BUYER shall make such records, files and other data available to MPLCO or its authorized representatives for any business, legal or technical need in a manner which does not unreasonably interfere with BUYER's business operations. Additionally, MPLCO shall have the right to retain copies of any records, files or other data transferred to BUYER hereunder.

12.   Option to Terminate.

(A) Except as hereinafter provided, BUYER shall have the option of terminating this Agreement by providing written notice to MPLCO no later than three
      (3) days following the conclusion of the Operational Assessment period in the event BUYER determines during the Operational Assessment period that the Assets are subject to any (i) Material Defect (as defined below) in the Facilities or (ii) Material Defect in the title to any of the Assets. To be effective, any such notice shall specifically identify and describe the basis for such termination, and shall include reasonable evidence thereof. Minor deviations in the location of a pipeline relative to a defined right of way in an Easement or Shared Easement shall not be deemed to constitute a title defect for purposes of this Agreement.

      A "MATERIAL DEFECT" shall mean (i) a condition or an accumulation of conditions which would significantly impair the operating functions or safety of the Facilities including, without limitation, any Crack-like Features, or (ii) a defect or accumulation of defects in title, which in either case:

            (i) would cost in excess of FIVE MILLION AND NO/100 DOLLARS ($5,000,000) cash to cure or remedy, excluding any amount paid by MPLCO pursuant to Section 6(B); and

            (ii) was not disclosed in writing to, or to the Knowledge of, BUYER prior to BUYER's execution of this Agreement.

      To be included in the calculation of the cumulative amount of Material Defect an applicable individual Material Defect must exceed FIVE HUNDRED THOUSAND AND NO/100 U.S. DOLLARS ($500,000.00).

      Notwithstanding the delivery of such a notice of termination by BUYER to MPLCO, this Agreement shall not be terminated if within thirty (30) days after MPLCO's receipt of such notice (1) MPLCO remedies or agrees to remedy, to a degree which is mutually agreed upon prior to Closing, such Material Defect or (2) MPLCO and BUYER mutually agree on an adjustment to the Purchase Price.

(B) In addition to the rights under Section 12(A), this Agreement may be terminated at any time prior to the Closing:

      (i) by the mutual consent of Seller and BUYER; or

      (ii) if the Closing has not occurred by the close of business on December 31, 2005, then by Seller if any condition specified in Section 15(A) has not been satisfied on or before such close of business, and shall not theretofore have been waived by Seller, provided that the failure to consummate the transactions contemplated hereby on or before such date did not result from the failure by Seller to fulfill any undertaking or commitment provided for herein on the part of Seller that is required to be fulfilled on or prior to Closing; or

      (iii) if the Closing has not occurred by the close of business on December 31, 2005, then by BUYER if any condition specified in Section 15(B) has not been satisfied or waived on or before such close of business, and shall not theretofore have been waived by BUYER, provided that the failure to consummate the transactions contemplated hereby on or before such date did not result from the failure by BUYER to fulfill any undertaking or commitment provided for herein on the part of BUYER that is required to be fulfilled on or prior to Closing.

If the Agreement is terminated pursuant to any option specified in this Section 12, the Earnest Money shall be returned to BUYER.

13. INDEMNIFICATION AND RELEASE. Except for Sellers' Retained Environmental Liability, and except for Assumed Environmental Liabilities, the indemnity for which is set out in Section 7(D), in addition to BUYER's release or indemnity in any other Section of this Agreement or in any other agreement executed pursuant to or in connection with this Agreement, BUYER agrees as follows:

      (A) BUYER, its successors and assigns (hereinafter in this Section 13 individually and collectively, "BUYER INDEMNITOR") agrees to release, indemnify, defend, and hold harmless MPLCO, ExxonMobil Corporation and its Affiliates, and their respective officers, directors, employees, contractors, representatives, successors, and assigns (hereinafter in this Section 13 individually and collectively, "MPLCO INDEMNITEE") from all Claims asserted against a MPLCO Indemnitee by any person or entity arising from or related to MPLCO Indemnitee's or BUYER Indemnitor's ownership, operation, use, repair, removal, separation or control of the Assets, before or after Closing including, without limitation, performance of BUYER Indemnitor's obligations under Sections 5, 6, 8, 10, and 19 of this Agreement; provided, however, that no MPLCO Indemnitee shall have any rights under this Section 13 in respect of any Claim resulting from MPLCO's use of the easement granted to it by Buyer across the Real Property.

      (B) BUYER Indemnitor agrees to release, indemnify, defend and hold harmless MPLCO Indemnitee from any Claim relating to the Assets made after the Closing against any insurance policy covering the Assets or operations of MPLCO, including without limitation the ExxonMobil/Ancon Policies by or through BUYER Indemnitor or any person subrogated to BUYER Indemnitor's rights.

      (C) IT IS THE EXPRESS INTENTION OF THE PARTIES THAT THE RELEASES AND INDEMNITIES IN THIS SECTION 13 SHALL APPLY TO CLAIMS THAT MAY ARISE IN WHOLE OR IN PART FROM THE NEGLIGENCE, GROSS NEGLIGENCE, WILLFUL MISCONDUCT, OR STRICT LIABILITY OF MPLCO'S INDEMNITEE, WHETHER ACTIVE, PASSIVE, JOINT, CONCURRENT, OR SOLE. THE PARTIES HERETO ALSO ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND CONSTITUTES CONSPICUOUS NOTICE.

      (D) If any provision or provisions of this Section, or any portions thereof, should be deemed invalid or unenforceable pursuant to a final determination of any court of competent jurisdiction or as a result of future laws, such determination or action shall be construed so as not to affect the validity or effect of any other portion or portions of this Section not held to be invalid or unenforceable.

      (E) If any action, suit, proceeding or claim is commenced, or if any claim, demand or assessment is asserted, by a third party in respect of which MPLCO is entitled to be indemnified under this Section 13 or any other agreement or instrument delivered pursuant or in connection with this Agreement, MPLCO may defend against the action, suit, proceeding or claim and enter into any reasonable compromise or settlement; provided, however, that in no event may MPLCO defend, compromise or settle any such Proceeding or Claim without the prior written consent of BUYER, to be provided or withheld in BUYER's sole discretion. MPLCO may thereafter collect from BUYER the reasonable costs and expenses related to such defense and compromise or settlement, if applicable, including without limitation, attorneys fees, together with the amount paid or owed to such third party pursuant the action, suit, proceeding, claim, demand, compromise or settlement.

14. Indemnification. In addition to Seller's indemnity in any other Section of this Agreement or in any other agreement executed pursuant to or in connection with this Agreement, Seller agrees as follows:

      (A) Seller, its successors and assigns (hereinafter in this Section 14 individually and collectively, "SELLER INDEMNITOR") agrees to release, indemnify, defend, and hold harmless BUYER and its Affiliates, and their respective officers, directors, partners, employees, contractors, representatives, successors, and permitted assigns (hereinafter in this Section 14 individually and collectively, "BUYER INDEMNITEE") from all Claims asserted against a BUYER Indemnitee by any person or entity arising from or related to the inaccuracy of any representation or the breach of any representation, warranty, covenant, obligation, condition, or agreement of Seller set forth in this Agreement.

      (B) If any provision or provisions of this Section 14, or any portions thereof, should be deemed invalid or unenforceable pursuant to a final determination of any court of competent jurisdiction or as a result of future laws, such determination or action shall be construed so as not to affect the validity or effect of any other portion or portions of this Section not held to be invalid or unenforceable.

      (C) If any action, suit, proceeding or claim is commenced, or if any claim, demand or assessment is asserted, by a third party in respect of which BUYER is entitled to be indemnified under this Section 14 or any other agreement or instrument delivered pursuant or in connection with this Agreement, BUYER may defend against the action, suit, proceeding or claim and enter into any reasonable compromise or settlement; provided, however, that in no event may BUYER defend, compromise or settle any such Proceeding or Claim without the prior written consent of MPLCO, to be provided or withheld in MPLCO's sole discretion. BUYER may thereafter collect from Seller the reasonable costs and expenses related to such defense and compromise or settlement, if applicable, including without limitation, attorneys fees, together with the amount paid or owed to such third party pursuant the action, suit, proceeding, claim, demand, compromise or settlement.

      (D) MPLCO will have no indemnification obligation under this Section 14 unless MPLCO has received a claim from BUYER, specifying in reasonable detail the basis for such claim, within one (1) year following the Closing.

15. Closing Conditions and Closing Deliverables. The "CLOSING" (hereby defined) of this sale shall occur as soon as practicable following the conclusion of the Operational Assessment period or, if later, the date on which the transactions contemplated by this Agreement may be consummated under applicable law, at the offices of MPLCO at 800 Bell Street, Houston, Texas, unless the Parties mutually agree to another location. Time shall be of the essence to this Agreement.

        (A) Conditions Precedent to Seller's Obligations. Seller's obligation to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Seller) of each of the following conditions:

                  (i) the representations and warranties of BUYER in Section 5 as of the Closing Date shall be true and correct (in the case of any such representation and warranty qualified by materiality) and true and correct in all material respects (in the case of all other representation and warranties);

                  (ii) BUYER must have performed and complied with in all material respects all of its covenants required by this Agreement to be performed or complied with on or prior to the Closing;

                  (iii) all consents and notifications necessary for the transfer of the Assets to BUYER (except those consents related to the assignment of the Easements and Shared Easements, if any), and the assumption by BUYER of the obligations and liabilities to be transferred to and assumed by BUYER, at the Closing shall have been obtained or made (and must be in full force and effect), in each case in form and substance reasonably satisfactory to Seller, all necessary declarations, filings, and registrations with Governmental Authorities shall have been made by BUYER, and all applicable waiting and other time periods (including extensions thereof, if any) under any applicable legislation or regulation, including under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, of any relevant jurisdiction shall have expired, lapsed, or been terminated;

                  (iv) there must not be issued and in effect any order, decree or ruling restraining, enjoining or prohibiting the transactions contemplated hereby;

                  (v) BUYER shall have executed and delivered the documents to which it is a party listed in Section 15(C); and

                  (vi) BUYER shall have delivered to Seller a certificate in form and substance reasonably satisfactory to Seller to the effect that each of the conditions specified above in this
                  Section 15(A) is satisfied in all respects.

            (B) Conditions Precedent to BUYER'S Obligations. BUYER'S obligation to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by BUYER) of each of the following conditions:

                  (i) the representations and warranties of Seller in Section 4 as of the Closing Date shall be true and correct (in the case of any such representation and warranty qualified by materiality) and true and correct in all material respects (in the case of all other representation and warranties);

                  (ii) Seller must have performed and complied with in all material respects all of its covenants required by this Agreement to be performed or complied with on or prior to the Closing;

                  (iii) all consents and notifications necessary for the transfer of the Assets to BUYER (except those consents related to the assignment of the Easements and Shared Easements, if any), and the assumption by BUYER of the obligations and liabilities to be transferred and assumed by BUYER, at the Closing shall have been obtained or made (and must be in full force and effect), in each case in form and substance reasonably satisfactory to BUYER, all necessary declarations, filings, and registrations with Governmental Authorities shall have been made by Seller, and all applicable waiting and other time periods (including extensions thereof, if any) under any applicable legislation or regulation, including under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, of any relevant jurisdiction shall have expired, lapsed, or been terminated;

                  (iv) there must not be issued and in effect any order, decree or ruling restraining, enjoining or prohibiting the transactions contemplated hereby;

                  (v) Sellers shall have delivered to BUYER a certificate in form and substance reasonably satisfactory to BUYER to the effect that each of the conditions specified above in this
                  Section 15(B) is satisfied in all respects;

                  (vi) Seller shall have executed and delivered the documents to which it is a party listed in Section 15(C);

                  (vii) BUYER shall have accepted each of the amendments to the Disclosure Schedules pursuant to Section 31; and

                  (viii) To the extent assignable, Seller shall have assigned to Buyer all of its rights under that certain release relating to the Hawkins Creek line dated January 6, 1988, from Nancy Horton and Margaret Gunn to MPLCO, pursuant to the form of assignment attached hereto as Exhibit "O".

      (C) At the Closing, MPLCO and/or BUYER, as appropriate, shall execute and/or deliver each of the following documents:

                  (i) Each of BUYER and SELLER shall deliver a certificate of one of its authorized officers as to the matters set forth in
                  Section 15(A)(i) and 15(B)(i), respectively.

                  (ii) a BILL OF SALE in the form attached hereto as Exhibit "F," covering the Facilities;

                  (iii) ASSIGNMENTS in the form attached hereto as Exhibit "G" and Exhibit "G-1", as appropriate, covering the Easements and Shared Easements, respectively;

                  (iv) the GROUND LEASE in the form attached hereto as Exhibit "A-4";

                  (v) SPECIAL WARRANTY DEED(S) in the form attached hereto as Exhibit "L";

                  (vi) a certificate of non-foreign status provided to BUYER by MPLCO;

                  (viii) Incumbency certificates for all signatory officers of BUYER and MPLCO;

                  (viiii) Articles of Incorporation & Bylaws, or other similar organizational documents, of BUYER and MPLCO, certified as true and correct by the corporate secretary or officer of similar authority;

                  (ix) Certified Corporate Resolutions of BUYER and MPLCO authorizing all aspects of transactions contemplated herein;

                  (x) the joint tariff filed, or to be filed immediately following Closing, by MPLCO and BUYER with the Federal Energy Regulatory Commission for MPLCO's 20-inch pipeline from Nederland, Texas to Corsicana, Texas, and the 16-inch pipeline from Corsicana, Texas to Wichita Falls, Texas and Ringgold, Texas, being acquired by Buyer pursuant to this Agreement, such tariff to provide for: (i) such division of rates as shall entitle MPLCO or its Affiliate to receive $0.15 (net of terminaling costs at Nederland) thereunder and Buyer to receive the remainder thereunder, and (ii) MPLCO's ability to terminate that portion of the joint tariff applicable to its 20-inch pipeline from Nederland to Corsicana at such time as the direction of such 20-inch pipeline is reversed, or December 31, 2005, which ever occurs first;

                  (xi) the Transition Services Agreement substantially in the form attached hereto as Exhibit "J";

                  (xii) the Facilities Separation Agreement, substantially in the form attached hereto as Exhibit "N";

                  (xiii) the Easement Sharing Agreement, substantially in the form attached hereto as Exhibit "P";

                  (xiv) an Easement Agreement pertaining to an easement for MPLCO's 20-inch pipeline and related facilities to cross the Real Property, substantially in the form of Exhibit "Q";

                  (xv) a Release Agreement substantially in the form of Exhibit "K";

                  (xvi) an update to the Schedules or a Certificate of an officer of Seller stating no updates to the Schedules has been made;

                  (xvii) the Books and Records to be delivered by MPLCO to BUYER; and

                  (xviii) any other documents, instruments, and/or certificates reasonably requested by MPLCO or BUYER or otherwise contemplated by this Agreement.

      The above listed closing documents shall be executed at Closing and made effective as of 12:01 a. m. on the date of Closing ("CLOSING DATE") unless MPLCO and BUYER mutually agree to the contrary. BUYER shall deliver the balance of the Purchase Price to MPLCO's account by wire transfer of immediately available funds at Closing, without discount or deduction other than as expressly set forth in this Agreement and shown on a closing statement executed by both BUYER and MPLCO.

16. Permits. It shall be BUYER's responsibility to obtain the issuance or transfer of all Permits (except for the issuance, transfer, or assignment of Environmental Permits, which shall be governed by the provisions of Sections 7(I)(iv) and (v)); provided however, that MPLCO shall reasonably cooperate with BUYER's reasonable efforts to obtain the transfer of such permits.

17. Property Taxes. All ad valorem real and tangible personal property taxes and special assessments for the current year ("PROPERTY TAXES") applicable to the Assets shall be allocated between MPLCO and Buyer as of the Closing Date on the basis of no applicable discount. The allocation shall be based on the number of days that each party owns the Assets during the year of the sale. If the amount of such Property Taxes with respect to any of the Assets for the calendar year in which the Closing occurs has not been determined as of the Closing date, then the Property Taxes with respect to such Assets for the preceding calendar year, on the basis of no applicable discount, shall be used to calculate such allocations, with known changes in valuation or millage applied. MPLCO's allocated share of Property Taxes for the current year shall be credited to Buyer at closing as a reduction in Purchase Price and Buyer shall assume the responsibility to pay the Property Taxes, unless MPLCO has already paid the current year's Property Taxes, in which case MPLCO shall be credited at Closing as an increase in Purchase Price with Buyer's allocated share of the Property Taxes. If the actual amount of any such Property Taxes varies by more than Twenty Thousand Dollars ($20,000) from estimates used at the Closing to prorate such taxes, then the parties shall re-prorate such Property Taxes within ten (10) days following a request by either party based on the actual amount of the tax bills.

18. Other Taxes. As may be required by relevant taxing agencies, MPLCO shall collect and BUYER shall pay on the date of Closing all applicable state and local sales tax, use tax, gross receipts tax, business license tax, other taxes except taxes imposed by reason of capital or income of MPLCO, and fees. MPLCO and BUYER agree that no Texas sales and use taxes will be reported on any of the Assets transferred to BUYER since such Assets fall within the Texas occasional sale exemption. Any state or local tax specified above, inclusive of any penalty and interest, assessed at a future date against MPLCO with respect to the transaction covered herein shall be paid by BUYER or, if paid by MPLCO, BUYER shall promptly reimburse MPLCO therefor. Any documentary stamp tax which may be due shall be paid by BUYER.

19. Allocation of Carrier Obligations and Proceeds. The Facilities may contain crude petroleum which is held for the account of shipper(s). It is understood that title to the contents of the Facilities will remain with the shipper(s) and that BUYER assumes the obligation to deliver such contents in accordance with MPLCO's existing arrangements with the shipper(s), whether under a published tariff or a private transportation or storage agreement. Further, to the extent that petroleum products have been offered for shipment in the Facilities under a published tariff or pursuant to rights under a private transportation agreement, but not yet delivered to MPLCO, BUYER shall receive those products for transportation in the normal course of business. Tariff charges for transportation during the month of sale shall be allocated between MPLCO and BUYER on the basis of the number of days that each Party owns the Facilities during the month of sale, provided that payments of such charges shall be allocated and divided between MPLCO and BUYER only after receipt thereof, unless received prior to the date of Closing. On the day immediately preceeding the Closing, the amount of petroleum products in the Facilities shall be determined by MPLCO and BUYER in accordance with the procedures set forth in Exhibit "M" hereto, and MPLCO will adjust shippers' book inventory to the physical inventory measured as of Closing.

20. Notices. All notices, requests, demands, instructions and other communications required or permitted to be given hereunder shall be in writing and shall be delivered personally or mailed by registered mail, postage prepaid, as follows:

      If to BUYER, addressed to:
            Sunoco Logistics Partners L.P.
            Attention: Vice President & General Counsel
            1801 Market Street
            Philadelphia, PA 19103
            Fax: (215) 246-8113

      If to MPLCO, addressed to:
            Mobil Pipe Line Company
            Attention: Business Development Manager
            P.O. Box 2220
            Houston, Texas 77252-2220

      or to such other place as either Party may designate as to itself by written notice to the other. All notices will be deemed given on the date of receipt at the appropriate address.

21. Default. If BUYER defaults on or prior to the Closing Date in a material way on BUYER's obligations, including but not limited to BUYER's absence at the designated time and place for Closing, MPLCO shall be entitled to retain the Earnest Money as liquidated damages in addition to all of its other rights or remedies at law or in equity. Further, MPLCO shall be free immediately to sell the Assets to any third party without any restriction under or by reason of this Agreement. If MPLCO defaults on or prior to the Closing Date in a material way on MPLCO's obligations, including but not limited to MPLCO's absence at the designated time and place for Closing, BUYER, as its sole and exclusive remedy hereunder, may terminate this Agreement and receive a refund of the Earnest Money.

22. Governing Law and Venue. The provisions of this Agreement and the documents delivered pursuant hereto shall be governed by and construed in accordance with the laws of the State of Texas without regard to its conflicts of laws provisions which if applied might require the application of the laws of another jurisdiction. Each Party hereby submits to the exclusive jurisdiction of the courts of the State of Texas and the United States District Court located in Harris County Texas in connection with any dispute based on or arising out of this Agreement and the transactions contemplated hereby. Furthermore, each Party hereby waives any right or basis it may have to object to or claim a venue other than Harris County Texas.

23. Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except for any assignment of this Agreement to effectuate a like kind exchange in accordance with Section 1031 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the "CODE"), this Agreement may not be assigned, in whole or in part, without the prior written consent of the other Party hereto, and any such assignment that is made without such consent shall be void and of no force and effect.

24. Entire Agreement; Amendments. This Agreement, including the attached Schedules and Exhibits, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, superseding any and all prior negotiations, discussions, agreements and understandings, whether oral or written, relating to such subject matter. Exhibits "A" through "N" and the enumerated Schedules, as more specifically described herein or in the attached "Schedules and Exhibits", are incorporated herein for all purposes. This Agreement may not be amended and no rights hereunder may be waived except by a written document signed by the Party to be charged with such amendment or waiver.

25. Publicity. The Parties agree that there shall be no press releases or other public announcements prior to Closing by either Party, except to the extent required by applicable laws, rules, or regulations, without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed. If either Party determines that a press release is required or desired, it will so notify the other Party in writing and thereafter the Parties shall consult with each other with regard to the same. The Parties further agree to consult with each other in respect of all press releases and announcements issued at or after Closing concerning the transactions contemplated by this Agreement. Except as required by law, no such release or announcement shall disclose the Purchase Price.

26.   Survival. The following provisions of this Agreement shall not survive the
      Closing: 3(A), and 15. Such provisions will be merged with and will be superseded by the documents executed at Closing. Notwithstanding the fact that the other provisions of this Agreement are not expressly included in the conveyance documents, all other provisions of this Agreement shall survive Closing and shall not be deemed merged therewith.

27. No Third Party Beneficiary. It is expressly understood that the provisions of this Agreement do not impart enforceable rights in anyone who is not a Party or a successor or assign of a Party.

28. Joint Efforts. This Agreement was prepared with each of the Parties having access to their own legal counsel. Accordingly, the Parties stipulate and agree that this Agreement shall be deemed and considered for all purposes as prepared through the joint efforts of the Parties and shall not be construed against one Party or the other as a result of the preparation, submittal or other event of negotiation or drafting.

29. Headings. The division of this Agreement into articles, sections, and subsections and the insertion of headings and table of contents, if any, are for convenience only and shall not be used in or affect the construction or interpretation of this Agreement.

30. Severability. If any term or provision or portions thereof is deemed invalid or unenforceable pursuant to a final determination of any court of competent jurisdiction or as a result of future laws, such determination or action shall be construed so as not to affect the validity or effect of any other portion or portions of this Agreement. Furthermore, it is the intent and agreement of the Parties that this Agreement shall be deemed amended by modifying such term or provision to the extent necessary to render it valid and enforceable while preserving the original intent of the affected term or provision or if that is not possible, by substituting therefor another provision that is valid and enforceable and achieves the same objective.

31. Updates to Schedules. MPLCO will update the Schedules hereto between the signing of this Agreement and Closing in order to make these representations true as stated at Closing; provided, however, that for the purpose of determining whether MPLCO's obligation pursuant to Section 15(B) has been satisfied, no such update by MPLCO to the Schedules subsequent to the signing of this Agreement shall be considered to have been made unless expressly accepted by BUYER.

32.   Further Assurances and Documents; Additional Joint Tariffs.

(A) Each Party shall promptly take such further actions, including the execution of further documents, as shall be reasonably required in order to carry out the intent and purposes of this Agreement or to protect the rights and remedies hereby created or intended to be created in favor of one or both Parties including, without limitation, assisting in obtaining any consents that may be required for the transfer of any of the Assets.

(B) Without limiting Section 32(A), the Parties covenant and agree that following the Effective Date, they will cooperate in good faith with third-party pipeline owners to establish and file with the Federal Energy Regulatory Commission new joint tariffs to replace any existing joint tariffs with such third-party owners that incorporate MPLCO's 20-inch pipeline from Nederland, Texas to Corsicana, Texas and the 16-inch pipeline from Corsicana, Texas to Wichita Falls, Texas and/or Ringgold, Texas, being acquired by Buyer pursuant to this Agreement. The division of rates for any such new joint tariffs shall shall entitle MPLCO or its Affiliate to receive $0.15 (net of terminaling costs at Nederland) thereunder with the remainder thereunder to be shared by Buyer and such third-party pipeline owners as they may determine.

33. Tax-deferred Exchange. Notwithstanding the general prohibition against an assignment of all or any portion of this Agreement contained in Section 23 of this Agreement, BUYER hereby agrees that MPLCO may elect to structure the transaction contemplated herein as a tax-deferred exchange in accordance with Section 1031 of the Code provided that MPLCO shall give the BUYER notice not less ten (10) days prior to the Closing. In the event that MPLCO elects to effect a tax-deferred exchange, BUYER further agrees to reasonably assist and accommodate MPLCO by (1) consenting and agreeing to the assignment from MPLCO to a qualified intermediary of all of MPLCO's right, title and interest in and to this Agreement; and (2) agreeing to accept title to the Property in the form of a cash sale direct from MPLCO, and (3) agreeing to pay the full purchase price, adjusted for any Closing Credits due to BUYER hereunder, for the Property at the closing of the sale contemplated herein direct to the qualified intermediary. MPLCO will defend, indemnify and hold harmless BUYER against any and all losses, costs, Taxes of any kind whatsoever, damages, and expenses, including all attorneys' fees and costs of litigation, which may be sustained by it on account of, or in connection with, the MPLCO election to structure the transaction as a deferred like-kind exchange under Section 1031 of the Code.

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

34. Limitations of Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, NEITHER PARTY SHALL BE LIABLE OR RESPONSIBLE TO ANOTHER PARTY HERETO OR ITS AFFILIATES FOR ANY CONSEQUENTIAL, INCIDENTAL OR PUNITIVE DAMAGES, OR FOR LOSS OF PROFITS OR REVENUES (COLLECTIVELY REFERRED TO AS SPECIAL DAMAGES) INCURRED BY SUCH PARTY OR ITS AFFILIATES THAT ARISE OUT OF OR RELATE TO THIS AGREEMENT, REGARDLESS OF WHETHER SUCH CLAIM ARISES UNDER OR RESULTS FROM CONTRACT, TORT OR STRICT LIABILITY, provided that the foregoing limitation is not intended and shall not affect Special Damages imposed in favor OF individuals or entities that are not Parties to this Agreement.

35.   Employee Offers and Related Matters.

         (A) Upon execution of this Agreement by BUYER, MPLCO hereby consents to BUYER interviewing and making conditional offers of employment to those employees of MPLCO or MPLCO's Affiliates who are involved in operating the Facilities (the "Available Employees") as determined in the sole discretion of BUYER and listed on Schedule 35(a) hereto. Such list is a complete list of the Available Employees (determined as of the date hereof), which list includes each such Available Employee's name, race, sex, birth date, home address, hire date, salary (including any profit sharing, bonus or other form of compensation), job title, job description, work location and any other relevant information. Seller shall provide BUYER the opportunity to review employment records at least forty-five (45) days prior to Closing Date. NEITHER BUYER NOR ANY OF ITS AFFILIATES SHALL BE UNDER ANY OBLIGATION TO OFFER EMPLOYMENT TO ANY PARTICULAR AVAILABLE EMPLOYEE OR UNDER ANY OBLIGATION TO ACCEPT, ASSUME OR ADOPT ANY EXISTING COLLECTIVE BARGAINING AGREEMENT, PROVISIONS, LETTERS OF UNDERSTANDING, AMENDMENTS, LETTERS, NOTICES, MEMORANDUM OF AGREEMENT OR OTHER SIMILAR DOCUMENTS RELATING TO ANY AVAILABLE EMPLOYEE OR SELLER. BUYER shall provide to Seller at least five (5) days prior to the Closing Date a list of the Available Employees to whom BUYER may offer employment commencing as of the Closing Date. Those Available Employees who accept offers of employment with BUYER shall be referred to herein as a "RETAINED EMPLOYEE." Seller shall make appropriate arrangements so that all Retained Employees are available for employment with the BUYER on the Closing Date.

         (B) Seller Plans.

         MPLCO shall remain solely responsible for all liabilities with respect to the Seller Plans which are all listed on Schedule 35(b), and shall indemnify and hold BUYER harmless from any liabilities arising directly or indirectly, whether before, on, or after the Closing Date (i) under any Seller Plans, (ii) relating to any group health or insurance plans sponsored or maintained by Seller or any member of its controlled group (as determined under Section 414 of the Code) (an "ERISA AFFILIATE") with respect to termination of any such plan arising under Section 4980B of the Code, or (iii) under Title IV of the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder ("ERISA") with respect to any plan that is subject to Title IV of ERISA, and is or has within the six-year period preceding the Closing Date been sponsored or maintained by Seller or any ERISA Affiliate. Neither BUYER nor any of its

            Affiliates shall assume or be deemed to have assumed any Seller Plans nor shall any of them have any obligations under, or assume any liabilities with respect to, any Seller Plans. Without limiting the scope of the preceding sentence, Seller shall retain all responsibility and liabilities for all severance and employment obligations for the Available Employees (regardless of whether they become Retained Employees) for the period prior to the Closing and associated with the termination of any Available Employee's employment from Seller.

            (C) Retained Employees.

            Effective as of the Closing Date, and subject to the consummation of the Closing, each Retained Employee who has accepted the BUYER offer of employment shall be considered new hires with a BUYER service date as of the Closing Date. Each Retained Employee and his or her eligible dependents shall be eligible for coverage under employee benefit plans, programs, practices or arrangements as determined and provided for in the sole discretion of BUYER.

                  (i)   Workers' Compensation.

            Claims by Retained Employee for workers' compensation benefits from claims arising out of the period prior to the Closing Date, whether such claims were made prior to, on or after the Closing Date, shall be the responsibility of Seller. Claims by Retained Employee for workers' compensation benefits arising out of occurrences on or after the Closing Date shall be the responsibility of BUYER.

                  (ii)  Other Matters

            Claims by a Retained Employee for all other employment related issues arising out of the period prior to the Closing Date, whether such claims were made prior to, on or after the Closing Date, shall be the responsibility of Seller. Claims by a Retained Employee arising out of occurrences on or after the Closing Date shall be the responsibility of BUYER.

            (D) No Restrictions on Changes.

            Nothing herein shall be deemed or construed to (i) give rise to any rights, claims, benefits, or causes of action by any Retained Employee or (ii) prevent, restrict, or limit BUYER following the Closing from terminating the employment of any Retained Employee, modifying the terms of employment of any Retained Employee, or modifying, terminating or replacing any of its employee related matters as it may deem appropriate.

            (E) Conflict.

In the event of any conflict between this Section 36 and any other provisions which address employee matters, the provisions of this Section 36 shall control and prevail.

For the purposes of this Section 35, the term (a) "AVAILABLE EMPLOYEES" shall mean such employees set forth on Schedule 35(a), and (b) "SELLER PLANS" shall mean the complete list of each employee benefit plan subject to ERISA maintained by Seller as set forth on Schedule 35(b).

Executed on behalf of the parties hereto on the dates set forth below the respective signature lines but effective as of the date first set forth herein above.

MPLCO:                                         BUYER:

Mobil Pipe Line Company                        Sunoco Pipeline L.P.

                                               By: Sunoco Logistics Partners
                                               Operations GP LLC, its general
                                               partner
By: __________________
     Name:
     Title:                                    By: __________________
     Date:                                         Name:
                                                   Title:
                                                   Date:

SIGNATURE PAGE TO THAT CERTAIN PURCHASE AND SALE AGREEMENT BY AND BETWEEN MOBIL PIPE LINE COMPANY AND SUNOCO PIPELINE L.P., AS OF THE DATE FIRST SET FORTH ABOVE.

                             SCHEDULES AND EXHIBITS

Schedule 1.1(a) BUYER Knowledge

Schedule 1.1(b) Seller Knowledge

Schedule 1(G)   Contracts

Schedule 1(H)   Spare Parts

Schedule 4(G)   Tax Proceedings

Schedule 4(H)   Non-Compliance

Schedule 4(J)   Proceedings

Schedule 35(a)  Available Employees

Schedule 35(b)  Seller Plans

Exhibit "A-1"   Facilities

Exhibit "A-2"   Real Property

Exhibit "A-3"   Buildings and Improvements to be Leased

Exhibit "A-4"   Ground Lease

Exhibit "B"     Easements

Exhibit "B-1"   Shared Easements

Exhibit "C"     Safety Requirements

Exhibit "D"     Drug and Alcohol Prohibitions and Requirements

Exhibit "E"     Confidentiality Agreement

Exhibit "F"     Bill of Sale

Exhibit "G"     Form of Assignment

Exhibit "G-1"   Form of Assignment for Shared Easements

Exhibit "H"     Environmental Permits

Exhibit "I"     Environmental Documents

Exhibit "J"      Transition Services Agreement

Exhibit "K"      BUYER'S release of MPLCO for Environmental Liability

Exhibit "L"      Special Warranty Deed

Exhibit "M"      Inventory Measurement Procedures

Exhibit "N"      Facilities Separation Agreement

Exhibit "O"      Assignment of Landowners' Release

Exhibit "P"      Easement Sharing Agreement

Exhibit "Q"      Form of Easement for MPLCO 20-inch Pipeline and Related
                 Facilities